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Exhibit 99.4

                                    TERM NOTE


$5,000,000.00                                                 September 24, 2008

         FOR VALUE RECEIVED, the undersigned, Boone Pickens Interests, Ltd. ("MAKER"), hereby promises to pay to the order of T. Boone Pickens, Jr. ("PAYEE") the principal sum of FIVE MILLION AND NO/L00 DOLLARS ($5,000,000.00), together with any interest on the unpaid balance from the date of this note until maturity at the rate provided below.

         The unpaid principal amount of this note and any unpaid accrued interest thereon shall be due and payable on the earlier of (i) August 30, 2018 or (ii) the date of the acceleration of the maturity of this note in accordance with the terms of this note.

         Maker promises to pay interest on the unpaid principal balance of this note from the date of this note until the principal balance thereof is paid in full. Interest shall accrue on the outstanding principal balance of this note from and including the date of this note to but not including the date of the maturity of this note at the rate set forth below and shall be due and payable as it accrues on August 30 of each year of this note, commencing with the first payment of accrued interest on August 30, 2009, and continuing through and including maturity. Maker shall pay the accrued interest annually on August 30 of each year of this note, provided that if Maker fails to pay interest in any year, Maker shall not he considered to be in default on this note. All payments and prepayments made in accordance with this note shall be applied first to payment of accrued and unpaid interest and then to payment of unpaid principal.

         Interest on the principal balance of this note shall accrue at a rate, compounded annually, equal to the lesser of (i) 2.38% or (ii) the maximum nonusurious interest rate as in effect from time to time which may be charged, contracted for, received or collected by Payee in connection with the transactions contemplated by and evidenced in this note and all documents executed in connection with this note ("THE HIGHEST LAWFUL RATE").

         Maker may from time to time prepay all or any portion of the outstanding balance of this note on any Business Day without penalty or premium. As used herein, a "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks in Texas are permitted or required by law to be closed. All payments and prepayments made in accordance with this note in respect of principal and interest on this note are to be made in lawful money of the United States of America no later than 12 o'clock noon, central time, in same day funds, at 8117 Preston, Suite 260, Dallas, Texas 75225, or such other place as the holder of this note shall designate in writing to Maker. Maker shall have no right to reborrow under this note any amounts paid or prepaid in respect of principal or interest on this note.

         If any payment or prepayment of principal or interest on this note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.


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         In addition to all principal and accrued interest on this note, Maker agrees to pay (a) all reasonable costs and expenses incurred by all owners and holders of this note in collecting this note through any probate, reorganization, bankruptcy or any other proceeding and (b) reasonable attorneys' fees when and if this note is placed in the hands of an attorney for collection.

         All agreements between Maker and Payee, whether now existing or arising after the date of this note and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Payee for the use, forbearance, or detention of the money evidenced by this note or otherwise or for the payment or performance of any covenant or obligation contained in this note or any other document, agreement or instrument executed in connection with or given as security for this note, exceed the Highest Lawful Rate. lf, as a result of any circumstances whatsoever, fulfillment of any provision of this note or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, Payee shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of this note or the amounts owing on other obligations of Maker to Payee and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this note and the amounts owing on other obligations of Maker to Payee, as the case may he, such excess shall be refunded to Maker. In determining whether or not the interest paid or payable under any specific contingencies exceeds the Highest Lawful Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal parts during the period of the full stated term of this note, all interest at any time contracted for, charged, received or reserved in connection with the indebtedness evidenced by this note.

         If an Event of Default (as defined below in this paragraph) exists, Payee may (i) declare by written notice to Maker the entire unpaid balance of this note immediately due and payable, together with accrued interest, and (ii) exercise any and all other legal or equitable rights afforded under applicable law. An "Event of Default" shall mean the occurrence of one or more of the following events: (i) the failure of Maker to pay any amount when it becomes due and payable under this note, provided that the failure of Maker to pay interest accrued on this note prior to maturity shall not constitute an Event of Default;
(ii) the failure of Maker to perform and comply with any covenant, agreement, or condition contained in this note; and (iii) in each case, such failure continues for 120 days after the Payee gives written notice of such failure to Maker. Except as otherwise provided in this note, Maker waives presentment of demand for payment, protest, notice of intent to accelerate, notice of acceleration and notice of protest and nonpayment.

         Maker and any and all endorsers, guarantors and sureties severally waive grace, presentment for payment, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party to this note, and agree to all modifications, renewals, extensions, substitutions or replacements of this note or partial payments on this note and to any release or substitution of security, if any, of this note, in whole or in part, with or without notice, before or after maturity. This note may be transferred by Payee, and the rights and privileges of Payee under this note shall inure to the benefit of Payee's representatives, successors and assigns.


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         THIS NOTE SHALL BE DEEMED TO BE A CONTRACT UNDER TEXAS LAW AND FOR ALL
PURPOSES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH TEXAS LAW AND APPLICABLE FEDERAL LAWS. Maker further agrees that the consideration furnished to Maker is related solely to business, commercial, investment or other similar purposes and not personal, family or agricultural purposes.

         THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                       BOONE PICKENS INTERESTS, LTD.


                                       By: /s/ Robert L. Stillwell
                                           -------------------------------------
                                           Robert L. Stillwell, Managing Partner

                                       By: /s/ Ronald D. Bassett
                                           -------------------------------------
                                           Ronald D. Bassett, Managing Partner